UNITED STATES
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Firsthand Technology Value Fund, Inc.
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An Urgent Message about

Firsthand Technology Value Fund (SVVC)

From Fellow Shareholder

Don Chambers

Please read carefully…

Donald R Chambers

3012 Orourke Road

The Villages, FL 32163

DonaldRChambers@gmail.com

(610) 360-4176

May 2022

Dear Fellow Shareholder of Firsthand Technology Value Fund (SVVC):

The forthcoming meeting of shareholders of SVVC is critical. The price of SVVC has fallen from a high of $17.74 per share in September 2018 to a recent low of $3.06. I have submitted a shareholder proposal for consideration at the next shareholder meeting designed to turn SVVC around. I am writing to describe that proposal and the reasons that I am supporting the proposal.

The problem is clear: Poor investment decisions and massive expenses (especially investment management fees) are destroying SVVC.

The solution is also clear: The Fund’s current investment management contract needs to be terminated.

Here is the shareholder proposal scheduled for the next shareholder meeting:

RESOLVED: All investment advisory and management agreements between Firsthand Technology Value Fund, Inc. and Firsthand Capital Management, Inc. shall be terminated.

As detailed in the attached document, this proposal cuts to the heart of the conflicts of interest and other problems causing SVVC’s disastrous performance. This action is necessary and will be effective if approved by shareholders.

Management suggests that I may have ulterior motives. But my sole motive is to reverse the massive destruction of SVVC’s value under its current investment management contract!

Please feel free to contact me directly! (my email address and phone number are at the top of this page). I will be happy to discuss my proposal with you and answer any questions you might have concerning the shareholder proposal. This is not a solicitation for your proxy or a request for you to vote a particular way and I am not part of a shareholder group. I believe that approval of this proposal is vital to enhancing SVVC’s value.

Sincerely,

Donald R Chambers

The Need for Change at Firsthand Technology Value Fund

The shareholder proposal to terminate the investment management contract between Firsthand Technology Value Fund, Inc. and Firsthand Capital Management, Inc. is easily justified by the Fund’s horrendous performance, high management fees and conflicts of interest.

SVVC’s stock price has declined from a high of $17.74 per share in September 2018 to a recent low of $3.06. During these 3½ years the S&P 500 has risen substantially. How can SVVC drop over 75% during a generally upward trend in US equities? The two primary answers are:

1. Poor investment decisions by Firsthand Capital Management, Inc.

and

2. Large management fees paid to Firsthand Capital Management, Inc. and other expenses

The poor investment decisions by Firsthand Capital Management, Inc. and the massive fees paid to Firsthand Capital Management Inc. have helped cause the reported net asset value of SVVC to decline from over $25 per share in 2018 to less than $15 per share recently.

The following graph of the since-inception performance of the market price of SVVC’s stock v. major equity indices is from SVVC’s 12/31/2021 annual report. It shows SVVC losing more than 80% of its market value while the S&P 500 index gained 347% and the NASDAQ 542%!

The fees and other expenses incurred by SVVC are draining the Fund’s resources. For example, SVVC’s annual report for 2021 describes over $3 million in expenses with over $2 million of those expenses consisting of investment advisory fees (for the year ended 12/31/2021):

Source for both exhibits above: 2021 Annual Report of SVVC. That report is available at:

https://www.sec.gov/Archives/edgar/data/0001495584/000139834422006240/fp0074411_10k.htm

Given SVVC’s recent market cap of about $20 million, the above $3.3 million of fees reflect a devastating annual expense ratio of over 15% of its market value. In my opinion, a fund with an annual expense ratio of over 15% of market value is almost certain to have a negative long-term expected return unless changes are undertaken.

In 2020 I submitted a non-binding shareholder proposal. Despite a unanimous recommendation of SVVC’s Board of Directors to vote against that proposal, at the July 2020 annual shareholder meeting SVVC’s shareholders approved the following proposal:

“..seek and pursue any and all measures to enhance shareholder value including: (1) orderly termination of the fund, (2) orderly liquidation of SVVC assets with distribution of available cash to shareholders, (3) tender offers for SVVC shares using available cash from any and all investment exits, (4) merger of the fund into an entity offering shareholder exits near NAV (net asset value), or (5) other measures likely to allow shareholders to exit SVVC near its NAV.”

The vote included over 2 million “For” votes and less than 1 million “Against” votes.

Apparently, the Board of Directors has chosen to ignore the preferences of the shareholders and have continued to oversee the destruction of its value through massive fees and other expenses. In the last two years SVVC’s stock price has deteriorated further while Firsthand Capital Management, Inc. keeps charging its massive fees to SVVC (and ultimately to us shareholders).

I have submitted a proposal to terminate the current investment management contract between our Fund and Firsthand Capital Management Inc. A copy of that proposal is enclosed.

Support for change at SVVC has been broad. ISS (Institutional Shareholder Services) noted their support for the 2021 shareholder proposal to terminate SVVC’s investment management agreements with Firsthand Capital Management, Inc. and the need for the Board to consider shareholder interests to address the huge discount of SVVC’s market price from its NAV:

“As such, support for the shareholder proposal to terminate the investment advisory and management agreements (Item 3) is warranted, as it will require the board to take a decision about the future of the company with the interests of shareholders in mind to shrink or eliminate the yawning gap between share price and NAV.” [source: ISS Proxy Analysis & Benchmark Policy Voting Recommendations]

SVVC’s Board of Directors opposes my proposal mostly based on two ridiculous arguments: (1) they need more time, and (2) the allegation that my motivation for this proposal is to bid for the management contract through a firm at which I was a part-time employee (with no equity interest). How absurd! I am the shareholder who submitted a proposal in 2020 (passed via tremendous shareholder support) to liquidate the fund! I still believe that the Fund needs to be liquidated!

This letter is relatively brief because the case is so strong and clear. Shareholders wishing more detailed explanations of the problems with SVVC may find a presentation by Scott Klarquist, CIO at Seven Corners Capital and a fellow SVVC shareholder, quite useful. The presentation can be found at his firm’s website as follows (it is labeled as being the 1/19/22 and 1/26/22 presentations to SVVC shareholders – Parts 1 and 2):

https://www.sevencornerscapital.com/research

If you have any questions or comments about my forthcoming proposal or SVVC in general please do not hesitate to contact me:

email: DonaldRChambers@gmail.com

phone: (610) 360-4176

I plan on attending the next shareholder meeting and I encourage all SVVC shareholders to do the same.

Thank you.

Sincerely,

Donald R Chambers

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

Donald R. Chambers, 3012 Orourke Road, The Villages, FL 32163, beneficial owner of approximately 115,500 shares of Firsthand Technology Value Fund, Inc. (“SVVC”), submits the following proposal for consideration at the 2022 annual meeting of SVVC shareholders (or the next shareholder meeting if any shareholder meeting is held prior to the next annual meeting of shareholders).

RESOLVED: All investment advisory and management agreements between Firsthand Technology Value Fund, Inc. and Firsthand Capital Management, Inc. shall be terminated.

Supporting Statement:

The fees being paid to Firsthand Capital Management and the poor performance of SVVC’s assets must end. I urge shareholders to vote “Yes” to this proposal for the following reasons (based on publicly available information and personal computations):

The market returns of SVVC’s stock and two benchmarks over the life of SVVC through 12/31/2020 using data reported in the “Performance Graph” of SVVC’s 2020 annual report are:

Description Investment	Non-Annualized Return 4/18/2011-12/31/2020	12/31/2020 Value of $10,000
SVVC	-78.1%	$2,190
S&P 500	+247.5%	$34,747
NASDAQ Composite	+425.2%	$52,517

SVVC’s since-inception market return (-78.1%) has been disastrous and inferior to relevant benchmarks due to high fees and poor asset selection/management. SVVC’s 2% annual management fee (on gross assets) is roughly a 7.4% annual fee based on the recent market value of the equity (i.e., $4.36 on 11/30/21). Accordingly, the discount of SVVC’s market price to its NAV has been very large – recently over 70%.

Disastrous investment decisions and exorbitant fees have been destroying SVVC. In response, shareholders overwhelmingly approved Proposal #3 at the 2020 annual shareholders meeting (held July 2020) urging Directors to: “…seek and pursue any and all measures…to allow shareholders to exit SVVC near its NAV” including orderly termination, liquidation, mergers, or other measures.

Based on the investment management services needed in light of Proposal #3, SVVC can be more effectively managed by the Board without the expensive investment advisory agreements with Firsthand Capital Management, Inc. This proposal does not prevent the Fund’s Board of Directors from overseeing the Fund’s investments nor does it prevent the Board from executing an orderly exit through liquidation, merger or other measures as shareholders requested. This proposal terminates the current investment advisory and management agreements and therefore: (1) Terminates the huge fees, and (2) Removes incentives of the extant investment advisor to delay an orderly liquidation of the Fund’s assets.

The enormous fees (based on estimated gross asset values) need to be terminated and the disastrous investments need to be liquidated.